Filed Pursuant to Rule 424(b)(3)

Registration No. 333-142176

Prospectus Supplement No. 1

(To Prospectus dated May 29, 2007)

4,563,171 Shares

Common Stock

This Prospectus Supplement supplements the Prospectus dated May 29, 2007, of Velocity Express Corporation, relating to the offer and sale by certain “Selling Stockholders” of up to 4,563,171 shares of our common stock. This Prospectus Supplement includes the Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 1, 2007. The information contained in the Form 8-K was current as of the date of such report.

You should read this Prospectus Supplement in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or additional supplements thereto. Capitalized terms used in this Prospectus Supplement but not otherwise defined herein shall have the meanings given to such terms in the Prospectus.

Investing in our common stock involves a number of risks. See “Risk Factors” beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Velocity Express Corporation

This Prospectus Supplement is dated June 15, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2007

VELOCITY EXPRESS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28452	87-0355929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North Bldg. B, Suite 300 Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (203) 349-4160

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 25, 2007, Velocity Express Corporation, the Company, and certain of its subsidiaries revised its Credit Agreement with Wells Fargo Foothill, Inc.

As stated in its Quarterly Report on Form 10-Q filed on May 15, the Company was granted a waiver of its minimum EBITDA covenant for the quarter ended March 31, 2007 and entered into negotiations to establish a new, mutually agreed, minimum EBITDA covenant and set new reporting requirements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name: Edward W. Stone Title: Chief Financial Officer

Date: June 1, 2007

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